PIZZA INN, INC. REPORTS RESULTS FOR THE
                       FOURTH QUARTER AND FISCAL YEAR 2005

THE COLONY, TEXAS -August 26, 2005- PIZZA INN, INC. (NASDAQ:PZZI) today reported a net loss per share for its fourth quarter ended June 26, 2005 of ($0.01) versus $0.06 earnings per share for the same quarter last year. The quarter resulted in a net loss of ($112,000) versus net income of $564,000 for the same quarter last year on revenues of $13.7 million and $15.4 million, respectively. For fiscal year 2005, earnings per share were $0.02 versus $0.22 last year. Net income for fiscal year 2005 was $204,000 versus $2,243,000 last year on revenues of $55.3 million and $60.0 million, respectively.

FOURTH  QUARTER  FY  2005  VERSUS  FOURTH  QUARTER  FY  2004  RESULTS
---------------------------------------------------------------------
- Diluted EPS was ($0.01) versus $0.06 on a net loss of ($112,000) versus net income of $564,000.

- Revenues decreased approximately 11% or $1.7 million primarily due to lower cheese prices ($596,000), decreased equipment sales ($519,000) and reduced sale prices on certain key ingredients, including dough products and tomato tidbits ($139,000) and the impact of lower retail sales on products other than cheese, dough and tomato tidbits ($107,000).

-     Comparable  chainwide  retail  sales  were  down  1.5%.

- Financial results continue to be adversely impacted by product cost inflation of approximately 2.7%, which was not passed through to franchisees.

- Legal fees increased approximately $524,000 as a result of ongoing litigation and related matters.

FY  2005  VERSUS  FY  2004  RESULTS
-----------------------------------
-     Diluted  EPS  was  $0.02  versus  $0.22  on  net income of $204,000 versus
$2,243,000.

- Revenues decreased approximately 8% or $4.7 million primarily due to reduced sale prices on certain key ingredients, including dough products and tomato tidbits ($997,000), the impact of lower retail sales on cheese products ($799,000), decreased equipment sales ($758,000) and the impact of lower retail sales on products other than cheese, dough and tomato tidbits ($737,000).
Additionally, restaurant sales at our company stores were lower due to the replacement of a larger Buffet unit with a smaller Delivery/Carryout unit ($570,000).

-     Comparable  chainwide  retail  sales  were  down  1.5%.

- Financial results continue to be adversely impacted by product cost inflation of approximately 3.3%, which was not passed through to franchisees.

- Legal fees increased approximately $1,454,000 as a result of ongoing litigation and related matters.

Tim Taft, appointed as Pizza Inn's President and CEO in April of this year, commented on the performance and direction of the company: "Our short and long-term objectives are clear - we must reenergize the brand by focusing on the fundamentals of customer satisfaction, growth and unit-level profitability. To achieve these objectives we are currently working on a number of fronts. First, we conducted consumer research, providing the company with an informed direction and competitive position based on the needs and wants of our customers and potential customers. Second, the company will soon put this new approach of focusing on customer satisfaction to the test when it opens its new buffet concept in Dallas and Houston, Texas this fall while existing franchisees are signing up to do the same. Third, Pizza Inn is working with its franchisees daily to build an economic model that delivers product consistency and quality while improving overall profitability. Fourth, our new franchisee recruitment model - dedicated to signing qualified multi-unit operators - will be implemented before the end of the year. Due to these efforts and other initiatives, we are optimistic that we will begin to improve operating results by fiscal year end."

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Pizza Inn's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, store sales cannibalization, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, commodity, insurance and labor costs.

Pizza Inn, Inc. is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services Company. Pizza Inn franchises approximately 400 restaurants and owns five restaurants with annual chainwide sales of over $160 million.

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                                 PIZZA INN, INC.
                 (In thousands, except share and per share amounts)



4th Quarter
--------------------------------------------------
                                                        June 26,     June 27,
                                                           2005          2004
                                                    ------------  -----------
Revenue. . . . . . . . . . . . . . . . . . . . . .  $    13,679   $    15,413

(Loss) Income before taxes . . . . . . . . . . . .        ($130)  $       903

Net (Loss) Income. . . . . . . . . . . . . . . . .        ($112)  $       564

Diluted earnings (loss) per share. . . . . . . . .       ($0.01)  $      0.06

Basic earnings (loss) per share. . . . . . . . . .       ($0.01)  $      0.06

Weighted average shares outstanding:
   Diluted . . . . . . . . . . . . . . . . . . . .   10,141,154    10,128,348
   Basic . . . . . . . . . . . . . . . . . . . . .   10,092,771    10,093,674




Twelve Months
--------------------------------------------------
                                                        June 26, .   June 27,
                                                           2005          2004
                                                    ------------  -----------
Revenue. . . . . . . . . . . . . . . . . . . . . .  $    55,269   $    59,988

Income before taxes. . . . . . . . . . . . . . . .  $       359   $     3,648

Net Income . . . . . . . . . . . . . . . . . . . .  $       204   $     2,243

Diluted earnings per share . . . . . . . . . . . .  $      0.02   $      0.22

Basic earnings per share . . . . . . . . . . . . .  $      0.02   $      0.22

Weighted average shares outstanding:
   Diluted . . . . . . . . . . . . . . . . . . . .   10,142,010    10,117,328
   Basic . . . . . . . . . . . . . . . . . . . . .   10,104,838    10,075,638

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